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                          SUBLEASE AGREEMENT


        THIS SUBLEASE dated as of this 4th day of May, 1998, is made by and between VERTEX INDUSTRIES, INC., a New Jersey corporation ("Sublandlord") and THEA & SCHOEN, INC. ("Subtenant").

	RECITALS:

	A.	WHEREAS, pursuant to a Lease dated October 15, 1997
(hereinafter referred to as the "Base Lease"), Ninth Avenue Equities Co., Inc. ("Base Landlord"), demised and leased to Vertex Industries, Inc., as Tenant, the premises at 23 Carol Street, City of Clifton, County of Passaic, State of New Jersey (the "Warehouse Space");

	B.	WHEREAS, Sublandlord desires to lease a portion of the
Warehouse Space to Subtenant and Subtenant desires to lease from Sublandlord the Warehouse Space, subject to all of the terms, covenants and conditions in this Sublease;

	NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

	1.	Summary of Basic Terms:

		(a)	Premises:  Approximately 17,100 square feet of the
office building, commonly known as 23 Carol Street, Clifton, New
Jersey, 07014-0996, substantially as shown on the floor plan attached hereto as Exhibit "A".

		(b)	Permitted Use:  The Subtenant shall use the
Premises only for storage of electrical conduit, cable and assorted electrical supplies, or for such other purpose with the prior written permission of Sublandlord, which permission shall not be unreasonably withheld.

		(c)	Initial Sublease Term:  Commencing June 1, 1998,
and ending on May 31, 2003, unless sooner terminated as elsewhere provided herein.

		(d)	Annual Net Rent Per Square Foot:  $3.10 per square
foot on an annual basis from June 1, 1998 through May 31, 2001;
$3.20 per square foot on an annual basis from June 1, 2001 through May 31, 2003.

		(e)	Security:  2 months rent to be handled in
accordance with the provisions of Section 4.

	2.	Demise and Term:

		Sublandlord hereby leases the Premises to Subtenant and
Subtenant hereby leases the Premises from Sublandlord, subject to all of the terms, covenants and conditions in this Sublease.
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	3.	Rent:

		Subtenant shall pay to Sublandlord as rent for the Premises a monthly rent (the "Monthly Rent") equal to the Annual Net Rent Per Square Foot divided by 12. The Monthly Rent shall be payable in advance on or before the first day of the first full calendar month of the Lease Term (the "First Month") and on or before the first day of each successive calendar month thereafter during the Lease Term. The Monthly Rent for any period during the Lease Term which is for less than a full one month period shall be prorated based on a thirty (30) day month. The Monthly Rent and all other rent hereunder shall be paid without prior notice or demand, without deduction or offset, in lawful money of the United States of America which shall be legal tender at the time of payment, at the office of the Sublandlord.

		June 1, 1998 through May 31, 2001, Annual Net Rent shall be $53,010; Monthly Net Rent shall be $4,417.50. June 1,
2001 through May 31, 2003, Annual Net Rent shall be $54,720;
Monthly Net Rent shall be $4,560.00.

		In addition to the Monthly Rent, the Subtenant agrees to pay the Sublandlord the following shares of the Sublandlord's expenses under the Base Lease: (i) thirty three and one half percent (33 1/2%) of Sublandlord's expenses for gas; (ii) forty one percent (41%) of Sublandlord's expenses for taxes; (iii) fifty percent (50%) of Sublandlord's expenses for dumpsters; and (iv) ten percent (10%) of Sublandlord's expenses for electricity.

	4.	Security:

		Sublandlord hereby acknowledges receipt from
Subtenant of a Security Deposit in the amount stated in Article 1(f) hereof to be held by Sublandlord as security for the performance by Subtenant of Subtenant's covenants and obligations under this Agreement, it being expressly understood that such deposit shall not be considered an advance payment of rental or a measure of Sublandlord's damages in case of Default by Subtenant. The Security Deposit shall be held by Sublandlord in a separate interest bearing account on behalf of Subtenant and the Security Deposit shall not be commingled with any other funds held by Sublandlord. Upon the occurrence of any event of default beyond the expiration of any applicable grace period. Sublandlord may, from time to time, without prejudice to any other remedy, use such fund to the extent necessary to make good any arrears of rental and any other damage, injury, expense or liability caused to Sublandlord by such event of default beyond the expiration of any applicable grace period. Following any such application of the Security Deposit, Subtenant shall pay to Sublandlord on demand the amount so applied in order to restore the Security Deposit to eh amount thereof immediately prior to such application. If Subtenant is not then in default hereunder beyond the expiration of any applicable grace period, any remaining balance of such Deposit shall be returned to Subtenant upon the termination of this Agreement; provided, however, Sublandlord shall have the right to retain and expend such remaining
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balance for cleaning and repairing the Premises if Subtenant shall fail to deliver up the same at the expiration or earlier termination of this Agreement in the condition required by the provisions of this Agreement.

	5.	Incorporation by Reference:

		This Sublease shall be expressly subject and subordinate to all of the terms, covenants and conditions contained in the Base Lease, except such terms, covenants and conditions as are specifically inconsistent with the terms hereof or as set forth in Paragraph 8 below (the "Excluded Provisions"). With the exception of the Excluded Provisions or inconsistent terms, Subtenant acknowledges that any obligations of the Sublandlord under the Base Lease, but not with respect to Rent and Additional Rent, and only with respect to the Sublease Premises shall be the responsibility and obligation also of the Subtenant.

	6.	Excluded Provisions:

		The following provisions of the Base Lease, identified by Article, are specifically excluded from the provisions of this Sublease, paragraphs 3, 5.01(a) and 25.

	7.	Indemnification:

		Sublandlord hereby indemnifies and holds Subtenant harmless from any and all liability (including, but not limited to, legal fees and disbursements) in connection with any and all hazardous materials located on the Premises.

	8.	Representations of Sublandlord:

		(a)	Sublandlord hereby warrants and represents that
(i) it is leasing certain premises pursuant to the Base Lease, which includes the demised premises; (ii) the Base Lease is in full force and effect; (iii) it has a valid leasehold interest in the demised premises under the Base Lease; (iv) the Sublease sets forth the entire agreement of the parties with respect to Subtenant's leasing of the demised premises; (v) as of the date hereof, there exists, to the best of Sublandlord's knowledge, no circumstances, condition or act of default beyond any applicable grace and cure periods which would entitle or permit the Base Landlord to terminate the Base Lease; and (vi) it will not modify or surrender the Base Lease so as to deprive
Subtenant of its rights or remedies under this Sublease without the prior written consent of Subtenant.

		(b)	Sublandlord shall send a copy of any notice of
default or notice of termination of the Base Lease received
from the Base Landlord to Subtenant.
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		(c)	Sublandlord covenants that it will (i) pay all
rent and additional rent when due pursuant to, and (ii) observe all the other terms and conditions of, the Base Lease provided that (a) it is not prevented from doing so by Subtenant and (b)
Subtenant is not in default hereunder. If Sublandlord shall fail to observe any of the terms and/or fail to pay any such amounts to the Base Landlord as and when such amounts shall be due and payable, and provided further that (i) Sublandlord has not made such payments and/or observed such terms within a period equal to one-half of the applicable grace period, if any, under the Base Lease and (ii) Sublandlord has not notified
Subtenant that Sublandlord has obtained an injunction against the Base Landlord with respect to the enforcement of any default notice sent by the Base Landlord to Sublandlord as a result of Sublandlord's failure to make such payments and/or observe the terms of the Base Lease, then in such event, Subtenant may, but shall not be obligated to, expend such sums as may be necessary to observe or perform such terms, provisions and conditions and/or pay such rent, additional rent and other charges to the Base Landlord for the account of Sublandlord, and any amount so paid shall become immediately due and payable to Subtenant from Sublandlord upon demand, and if not so paid by Sublandlord. Subtenant shall have the right to offset such amounts against future fixed and additional rental payments hereunder, notwithstanding anything to the contrary contained herein.

		(d)	If, at any time during the term of this
Sublease, (i) Sublandlord is in default of its obligations under the Base Lease beyond any applicable grace and cure periods and (ii) Sublandlord receives a notice of termination of the Base Lease from the Base Landlord pursuant to the provisions of the Base Lease which Sublandlord is not contesting or defending against, then, only in such event, shall Subtenant have the right, in addition to and without prejudice to those rights of recovery which may be available through other actions or procedures at law or in equity, to terminate this Sublease upon written notice to Sublandlord.

	9.	Representations of Subtenant:

		Subtenant represents that it maintains general liability insurance sufficient to cover the potential liabilities as set forth in Article 5.01(b) of the Base Lease. It is understood that Subtenant will not be responsible for insurance coverage, pursuant to any of the other provisions of
Article 5 of the Base Lease, such responsibility being that of the Sublandlord. Subtenant shall provide Sublandlord with suitable certificates from the insurer evidencing such coverage.

	10.	Miscellaneous:

		(a)	Assignability:  Unless otherwise agreed to in
writing by both parties hereto, the rights, obligations and
benefits established by this Sublease shall be nonassignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.
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		(b)	Entire Agreement:  This Sublease contains the
entire agreement of the parties with respect to the subject matter hereof, and may not be changed except by a writing signed by the party against whom enforcement or discharge is sought.

		(c)	Waiver of Breach:  The waiver by either party of
a breach of any provision of this Sublease by the other party shall not operate or be construed as a waiver of any subsequent breach of any other party.

		(d)	Captions and Headings:  The paragraph headings
throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Sublease.

		(e)	State Law:  This Sublease, its interpretation
and its application shall be governed by the laws of the State of New Jersey.

		(f)	Costs:  In the event of any legal proceeding
between any of the parties to enforce or defend the terms and rights set forth in this Sublease, the prevailing party or parties shall be paid all costs of such legal proceeding, including, but not limited to, attorneys' fees by the other party or parties.

		(g)	Notices and Waivers:  Any notice or waiver
required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when personally delivered, or three (3) business days after being mailed by certified or registered mail, or faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following addresses:

		If to Sublandlord:

			VERTEX INDUSTRIES, INC.
			23 Carol Street
			Clifton, New Jersey 07014-0996
			Attn:  Mr. Ronald C. Byer

		If to Subtenant:

			THEA & SCHOEN, INC.
			232 Entin Road
			Clifton, New Jersey 07014
			Attn: Messrs. Michael & Joel Thea

		(h)	The parties acknowledge and agree that no real
estate broker has any interest in this transaction or has
participated in any way in the culmination of this Sublease.
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	IN WITNESS WHEREOF, the parties have executed this
Sublease on the date specified below next to their respective signatures.


SUBLANDLORD:					SUBTENANT:

VERTEX INDUSTRIES, INC.               THEA & SCHOEN, INC.

BY:s/Ronald C. Byer, Pres.            BY:s/Joes Thea

DATE: 4 May, 1998                     DATE:  5 May, 1998